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                                     EXHIBIT 99.1














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                                     NEWS RELEASE
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                  PEGASUS GOLD INC. TO REORGANIZE UNDER CHAPTER 11


SPOKANE, WA. - JANUARY 16, 1998 - Pegasus Gold Inc. (PGU - Amex; TSE; ME) announced today that it and certain of its subsidiaries filed voluntarily to reorganize under Chapter 11 of the Bankruptcy Code, in Reno, Nevada, to facilitate the reorganization of the Company's businesses and the restructuring of approximately $183 million of long-term debt and revolving credit, $14 million in trade debt, and $16 million in foreign currency losses.

"With gold prices at 18 1/2-year lows, there will not be sufficient cash flow to service the Company's debt. We have been in discussions with the revolving credit lending group since November to restructure the debt, but no significant progress was being made in those discussions, it became clear that to move the reorganization forward it would have to be done in a court proceeding," said Werner G. Nennecker, President and Chief Executive Officer.

Mr. Nennecker continued, "I am convinced that the Company's foundation is strong, and with the successful completion of this reorganization and gold prices returning to historically higher levels, Pegasus can once again establish its position in the gold industry and accomplish future gold production growth."

Mr. Nennecker emphasized, "Daily operations will continue, our employees will continue to be paid, and we will continue to produce gold. Pegasus has a fiduciary responsibility to our creditors, vendors, employees, and shareholders to maximize assets and to create an appropriate corporate structure that will permit us to take greater advantage of high-growth, high-return opportunities. We will continue to review each of our mine sites to determine how best to maintain low cost mining operations and produce gold."

Currently, the Company has approximately $16 million in available cash, and most of the Company's assets are unencumbered. The Company's total obligations are approximately $213 million, which consisted of: $68 million under a revolving credit agreement; $16 million in foreign currency losses; $14 million in trade and similar obligations; and $115 million of 6.25 percent Convertible Subordinated Notes due 2002.

The American Stock Exchange has determined to delist the Company as it no longer satisfies the Exchange's continued listing guidelines. The Company is not appealing that determination.

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Statements in this release which are not historical data are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the Company's SEC filings.

Pegasus Gold Inc. is an international gold mining company, headquartered in Spokane, Washington. The Company carries out exploration internationally through offices located in Santiago, Chile; and Panama City, Panama. The common shares of Pegasus are traded under the symbol PGU on the Toronto and Montreal stock exchanges. Options on the Company's common shares are traded on the Chicago Board Options Exchange and the Montreal Exchange.

FOR FURTHER INFORMATION, CONTACT:
John W. Pearson
Vice President, Investor and Public Relations
509-624-4653